EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We have issued our reports dated March 31, 2005, except with respect to the matters discussed in paragraphs two through seven of Note 1, as to which the date is August 15, 2005, accompanying the consolidated financial statements in the Annual Report of Horizon Offshore, Inc. on Form 10-K/A for the year ended December 31, 2004. We hereby consent to the incorporation by reference of the said reports in the Registration Statements of Horizon Offshore, Inc. on Forms S-3 (File Nos. 333-47246, 333-62356 and 333-114341) and on Forms S-8 (File Nos. 333-62630, 333-98243 and 333-110167).

/s/ Grant Thornton LLP
Houston, Texas
August 15, 2005